LIST OF SUBSIDIARY OF CADAPULT GRAPHIC SYSTEMS, INC.


      This list is prepared as of September 24, 1999, and lists the only subsidiary of the Company as of that date.

Name of Subsidiary                   State of Inc.
------------------                   -------------
Media Sciences, Inc.                 New Jersey